UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 9, 2015

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01     REGULATION FD DISCLOSURE
On March 9, 2015, Ashford Hospitality Trust, Inc. (the “Company”) announced that it has successfully completed the previously-announced acquisition of the remaining 28.26% ownership interest of the Highland Hospitality portfolio from its joint venture partner, a value-add fund managed by Prudential Real Estate Investors. The purchase price of $250.1 million was paid in cash and funded by the concurrent refinancing of 24 hotels in the portfolio as well as proceeds from the Company’s recent equity offering.
In connection with the transaction, the Company has successfully refinanced 24 of the 28 hotels in the Highland portfolio with a new $1.07 billion non-recourse mortgage loan. The new financing has a two-year initial term with four, one-year extension options, subject to the satisfaction of certain conditions. The loan is interest only and provides for a floating interest rate of LIBOR + 4.39%, with no LIBOR floor. It replaces financing with a balance of approximately $908 million which resulted in net proceeds of approximately $200 million after closing costs and reserves including the return to the Company of approximately $80 million of reserves held by the previous lender.
A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits
Exhibit Number        Description

99.1    Press Release of the Company, dated March 9, 2015, furnished under Item 7.01, announcing that it has completed the acquisition of the remaining ownership interest of the Highland Hospitality portfolio and refinanced 24 of the 28 hotels in the Highland portfolio.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2015

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Operating Officer and General Counsel